As filed with the Securities and Exchange Commission on February 5, 2009

Investment Company Act File No. 811-21133

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM N1-A
(CHECK APPROPRIATE BOX OR BOXES)

☒ REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
☒ AMENDMENT NO.  12

CLARION INVESTMENT TRUST

(Exact name of Registrant as specified in Charter)

230 Park Avenue
New York, New York 10169

(Address of principal executive offices)

Registrant’s Telephone Number, including Area Code:  (212) 883-2500

Daniel Heflin
ING Clarion Capital, LLC
230 Park Avenue
New York, New York 10169

(Name and address of agent for service)

COPY TO:

Nathan J. Greene, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended.  Registrant’s Shares are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), and will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of, and/or Regulation D under, the 1933 Act.   Investments in Registrant may only be made by individuals or entities meeting the definition of an “accredited investor” in Regulation D under the 1933 Act and an “Eligible Investor” as described in this Registration Statement.  This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, Registrant’s Shares.

Clarion Total Return Fund
(a series of Clarion Investment Trust)

230 Park Avenue
New York, New York 10169
(212) 883-2500

SUPPLEMENT DATED FEBRUARY 5, 2009
TO THE PROSPECTUS
DATED FEBRUARY 29, 2008

This Supplement modifies the Prospectus dated February 29, 2008 for Clarion Total Return Fund.

Wind-Down of Fund Operations

In response to shareholder requests to provide for a controlled wind-down of the Fund’s investment operations and ultimately the Fund’s liquidation, the Adviser has begun to dispose of assets opportunistically and over time.  Aside from high-quality short-term instruments, no further new investments are contemplated at this time.  In addition, though the Fund’s investment objective is to outperform the Lehman Brothers Aggregate Bond Index by investing in a portfolio primarily comprised of fixed income instruments, no assurance can be given that the investment objective will be achieved, and this is especially so in light of the Fund’s wind-down and suspension of its normal investment activity.

As part of the wind-down process, the Fund has suspended various “non-fundamental” investment policies, including policies related to credit quality, sector allocation, and other trading practices.  (“Non-fundamental” policies are those permitted by law to be changed without shareholder approval.)  This allows maximum discretion to make sell and hold decisions according to perceived value and opportunities in the market rather than by reference to policies designed for an ongoing investment program.

The following is a list of suspended investment policies:

•
The Fund will invest at least 80% of its assets in instruments that were rated at least BBB-/BBB-/Baa3 by Standard & Poor’s, Fitch, IBCA or Moody’s at the time of investment (“investment grade fixed income securities”) and no more than 20% of its assets in instruments that were rated below BBB-/BBB-/Baa3 at the time of investment (“non-investment grade securities” or “junk bonds”).

•
The Fund will seek to maintain a weighted average credit quality of BBB-/BBB-/Baa3 or better at all times.  Instruments given split ratings will be accounted for at the higher rating.  If the weighted average credit quality of the Fund falls below BBB-/BBB-/Baa3, the Fund will take corrective action, such as disposing of investments with a lower rating and/or investing in investments with a higher rating, so as to restore the weighted average credit rating to BBB-/BBB-/Baa3 or higher.

•	The Fund may not invest in investments rated below B-/B-/B3.

•	The Fund will concentrate its investment positions in mortgage and real estate sectors.

•	It is not the Fund’s policy to engage in transactions with the objective of seeking profits from short-term trading.

*   *   *

The Fund’s Prospectus is contained in the Clarion Investment Trust’s Registration Statement on Form N1-A, as filed with the Securities and Exchange Commission on February 29, 2008.  That Registration Statement is incorporated by reference in this Supplemental Amendment.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this registration statement to be signed on its behalf by the undersigned duly authorized person, in New York, New York, on the 5th day of February 2009.

Clarion Investment Trust

By:	/s/ Daniel Heflin
	Name:	Daniel Heflin
	Title:	President and Trustee